Exhibit 4.15

ADDENDUM

TO THE TRADEMARK LISCENCE AGREEMENT DATED NOVEMBER 3, 2010

This Addendum (the “Addendum”) is made and entered into on February 29, 2016 by and between COSTAMARE SHIPPING COMPANY S.A. a corporation incorporated under the laws of the Republic of Panama (the “Licensor”) and COSTAMARE INC. a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Licensee” and together with the Licensor, the “Parties”).

WHERAS by a Trademark License Agreement entered into between the Licensor and the Licensee dated November 3, 2010 (the “Agreement”) the Licensor has granted to the Licensee and its subsidiaries the right to use the trademarks described therein in accordance with the terms of the Agreement.

NOW, THERFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1. Amendments to Agreement. With effect as of November the 2nd 2015, Section 3(A) of the Agreement is replaced with the following:

“A.	The term of this Trademark License Agreement (the “Term”) shall commence on the Effective Dated and shall continue in effect until the expiration of the Framework Agreement entered into between Costamare Inc. and Costamare Shipping Company S.A. on November 2, 2015 (the “Expiration Date”) or any successor agreement thereto, unless sooner terminated pursuant to the terms hereof”

Section 2. No Other Changes. Except as specifically set forth in this Addendum, the terms and provisions of the Agreement shall remain unmodified, and the Agreement is hereby confirmed by the Parties to be in full force and effect as amended herewith.

Section 3. Governing Law and Submission to Jursidiction. This Addendum shall be subject to the choice of law and jurisdiction provisions set forth in Section 12(B) and 12(C) of the Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Addendum to be duly executed on the day and year first above written.

COSTAMARE INC.

By: /s/ Gregory Zikos
Name: Gregory Zikos
Title: Chief Financial Officer, Director

COSTAMARE SHIPPING COMPANY S.A.

By: /s/ Konstantinos Konstantakopoulos
Name: Konstantinos Konstantakopoulos
Title: President, Director